SETTLEMENT AGREEMENT

This Settlement Agreement ("Agreement") was entered into this 27 day of february, 2014, between MEDBOX, INC. ("Medbox''), VINCENT MEHDIZADEH ("Mehdizadeh"), and BIO-TECH MEDICAL SOFTWARE, INC. (''Bio-Tech").

Recitals

WHEREAS, Medbox and Bio-Tech entered into a series of agreements that provided, genemlly, that the two companies would exchange stock, Medbox would make certain payments to Bio-Tech, and Bio-Tech would license its software to Medbox

WHEREAS, the specific prevailing agreements were the Amended and Restated Stock Purchase Agreement of February 26, 2013 ("Stock Purchase"), an Amended and Restated Technology Licensing Agreement dated February 26, 2013 ("Licensing Agreement") (Exhibit A hereto), and a Shareholders' Agreement dated February 8, 2013 ("Shareholders Agreement");

WHEREAS, controversy erupted between Medbox and Bio-Tech, whereupon Bio-Tech filed a lawsuit against Medbox, and Medbox filed a counterclaim against Bio-Tech, in that certain case captioned Bio-Tech  Medical Software, Inc. vs. Medbox, Inc.. Southern District of Florida Case# 13-61716-CIV-Rosenbaum  (the "Lawsuit'');

WHEREAS, Bio-Tech and Medbox have agreed to settle the Lawsuit and re-structure their relationship on the tem1s set forth below.

Terms of Settlement

1.           Stock Purchase I Shares o{Stock.  The Stock Purchase is hereby cancelled and, except as set forth herein, rescinded. All Medbox stock owned or in possession of Bio-Tech or the escrow agent shall be immediately returned to Medbox. All shares of Bio-Tech stock owned or in possession of Medbox or the escrow agent shall be returned to Bio-Tech. Medbox and Bio-Tech hereby disavows any ownership interest in each other. The Shareholders Agreement is hereby cancelled and rescinded. Bio-Tech shall not be required to refund and may retain any and all of the money that it has been paid to date by Medbox. This Agreement shall constitute sufficient instruction to the escrow agent to deliver the stock in his custody to its original issuer; however, if the escrow agent requests any other reasonable documentation, the parties agree to provide it.

2.           Bio-Tech Board of Directors. It is acknowledged that Bruce Bedrick resigned from the Board of Directors of Bio-Tech effective July 1, 2013. Medbox maintains no further rights to appoint anybody to Bio-Tech's Board of Directors.

3.           License Agreement.   License Agreement is affirmed. It has been amended, and the Second Amended and Restated Technology Licensing Agreement, a copy of which is attached hereto as Exhibit A, shall be executed by Medbox and Bio-tech and shall hereafter govern the licensing arrangement between the parties.

4.           Payment of Attorneys' Fees.  Upon completion of the mutual obligations set forth in paragraph 1, Mehdizadeh shall pay $100,000 to Bio-Tech's attorneys, Morgan & Morgan. Payment shall be made by wire transfer pursuant to instructions forwarded by the law office.

5.           Dismissal of Lawsuit. Upon completion of the mutual obligations set forth inparagraphs 1 and 4, Medbox and Bio-Tech shall file a Stipulation for Voluntary Dismissal With Prejudice of the Lawsuit in the form attached hereto as Exhibit B.

6.           Mutual Release. Except for the obligations contained within this Agreement and any other contractual relationship that may be entered into simultaneously, Medbox and Bio Tech. and any persons or entities which may claim by or through them, for themselves and their respective legal representatives, successors and assigns, if any may exist at any time, and together with their respective officers, directors, employees, agents, members, partners and attorneys acting in any of such capacities, and each of them (the "Releasers"), do hereby release and forever discharge the other, together with their respective legal representatives, successors and assigns, if any may exist at ar1y time, and together with their respective shareholders, officers, directors, employees, agents, insurer(s) and attomeys acting in any of such capacities, and each of them (the "Releasees"), from any and all matter of rights, claims, demands, obligations, damages, actions, causes of action or suits, whether known or unknown, which the Releasors now have, or ever had, against the Releasees, or any of them, for, upon or by reason of any matter, cause, obligation or thing whatsoever on or at ar1y time prior to the date of this Agreement, including all claims that were or could have been made in the Lawsuit.

7.           Non-Disparagement.   Medbox and Bio-Tech acknowledge and agree that they will not make any disparaging public comments or remarks about each other to another or to any third party about: (i) the terms, conditions, circumstances, reasons or bases for the Lawsuit and this Agreement; and (ii) the business practices, ethics, customs, operations, processes, procedures or management decisions, styles, or practices of each other or their respective owners, members, managers, officers, directors, employees, representatives and the like. Medbox and Bio-Tech acknowledge and agree that any disparaging remarks made in violation of this paragraph shall be a material breach of this Agreement and the non-breaching party shall be entitled to seek injunctive relief and/or its actual damages upon proof of breach and proof of such damages as the sole and exclusive remedies.

8.           Enforcement.  The exclusive venue or jurisdiction, to which the parties hereby submit, for enforcement of this Agreement is the state or federal courts of Broward County, Florida. In any action brought to enforce this Agreement the prevailing party shall be entitled to an award of attorneys' fees and costs, including at the appellate level.

9.           Miscellaneous Provisions

A.           Settlement Voluntary.  All pa1ties to this Agreement acknowledge that they are entering into this Agreement freely and voluntarily and without coercion or pressure of any kind whatsoever; that they have had the opportunity to review this Agreement with counsel of their choice; and that they have read, or have had read to them, the contents of this Agreement.

B.           Governing Law.   The Jaw of the State of Florida shall govern and control the interpretation and performance of this Agreement.

C.           Construction.  This Agreement shall be construed without regard to the identity of the person who drafted the various provisions hereof.  Moreover, each and every provision of this Agreement shall be construed as though all parties hereto participated equally in the drafting thereof. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

D.           Paragraph Headings.  The paragraph headings used herein are for convenience of reference only and shalt not be deemed to vary the content of this Agreement, or of the covenants, agreements, representations and warranties herein set forth, or limit the provisions or scope of any paragraph.

E.           Plural/ Singular; Masculine I Feminine.  Whenever and wherever the context of this Agreement requires, any references to the singular shall be read, construed, and interpreted to mean the plural and vice-versa; any reference to the masculine gender shall be read, construed and interpreted to mean the feminine gender and vice-versa; and any references to the neuter gender shall be read, construed and interpreted to mean the masculine or feminine gender, whichever is applicable.

F.           Entire Agreement.  This Agreement contains the entire understanding of the parties and supersedes any and all prior understandings, agreements or representations, either oral or in writing, between the parties hereto.

G.           Binding Agreement.  This Agreement shall be binding upon the parties, and the rights, obligations, and terms of this Agreement shall inure to the benefit and burden of their respective heirs, legal representatives, successors, and assigns.

H.           Amendment and Waiver.  This Agreement may not be amended, or any provision hereof waived, unless any such amendment or waiver shall be in writing executed by all the parties hereto, and only such amendments or waivers as are thus made in writing shall be effective and binding upon any party hereto.

I.           Faxed and Duplicate Originals.  The Agreement may be executed in counterparts. The patties hereto may execute faxed or e-mail attachment copies of this Agreement, and exchange such executed copies via facsimile or PDF e-mail attachment It shall be no defense to the enforcement of this Agreement that the “original” Agreement is not produced, and the parties waive “best evidence” objections with regard to this Agreement.

Bio-Tech Medical Software, Inc.

/s/ Steven Siegel
____________________________
Name:  Steven Siegel
Title:  CEO

Medbox, Inc.

/s/  Vincent Mehdizadeh
_____________________________
Name:  Vincent Mehdizadeh
Its:  COO